FORM OF OPINION OF FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP

Exhibit 8.1

[                    ], 2007

Dow Jones & Company, Inc.

200 Liberty Street

New York, New York 10281

Ladies and Gentlemen:

We have acted as counsel to Dow Jones & Company, Inc., a Delaware corporation (“Dow Jones”), in connection with the Agreement and Plan of Merger, dated July 31, 2007 (the “Merger Agreement”), by and among Dow Jones, News Corporation, a Delaware corporation (“News”), Ruby Newco LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of News, and Diamond Merger Sub Corporation, a Delaware corporation and a wholly owned subsidiary of Ruby Newco LLC. For purposes of this opinion, capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Merger Agreement.

In connection with the opinion set forth below, and with your consent, we have reviewed and relied upon the accuracy and completeness (without our independent investigation or verification), both initially and at all times up to an including the Effective Time, of facts, information, statements, covenants, representations and warranties contained in the Merger Agreement, the Registration Statement, the Proxy Statement, the Ruby Newco Operating Agreement, and such other documents, information and materials as we have deemed necessary or appropriate.

In rendering our opinion, we have assumed, with your permission, that all parties to the Merger Agreement, and to any other documents reviewed by us, have acted and will act in accordance with the terms of the Merger Agreement and such other documents, and the Merger will be consummated at the Effective Time pursuant to and in accordance with the terms and conditions set forth in the Merger Agreement without the waiver or modification of any such terms and conditions. We also have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures and the legal capacity of signatories. Moreover, we have assumed that all representations and statements contained in the documents we have reviewed can be established to the Internal Revenue Service or courts, if necessary, by clear and convincing evidence. If any of the assumptions described above are untrue for any reason, or if the Merger is consummated other than in accordance with the terms and conditions set forth in the Merger Agreement, our opinion as expressed below may be adversely affected.

The opinion expressed herein is based upon the Internal Revenue Code of 1986, as amended (the “Code”), United States Treasury Regulations, case law, and published rulings and other pronouncements of the Internal Revenue Service, as in effect on the date hereof. No

Dow Jones & Company, Inc.

[                    ], 2007

assurances can be given that such authorities will not be amended or otherwise changed at any time, possibly with retroactive effect. We assume no obligation to advise you of any such subsequent changes. If there is any change in the applicable law or regulations, or if there is any new administrative or judicial interpretation of the applicable law or regulations, any or all of the U.S. federal income tax consequences described herein may become inapplicable.

Based upon and subject to the foregoing, and to the qualifications and limitations set forth herein and in the Registration Statement, and in reliance upon the representations and assumptions described above, in our opinion, under current U.S. federal income tax law, the statements in the Registration Statement under the caption “Certain U.S. Federal Income Tax Consequences,” insofar as such statements constitute a summary of the U.S. federal income tax consequences referred to therein, are accurate and fairly summarize in all material respects the U.S. federal income tax consequences referred to therein.

No opinion is expressed, or should be inferred, on any matters other than those specifically referred to herein. Our opinion is limited to legal rather than factual matters, and has no official status or binding effect of any kind. Accordingly, we cannot assure you that the Internal Revenue Service or a court having jurisdiction over the issue will agree with our opinion.

The opinion expressed herein is being furnished to you in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

FRIED, FRANK, HARRIS, SHRIVER

            & JACOBSON LLP